Chembio to Commercialize Family of DPP® Malaria Assays

MEDFORD, N.Y., Nov. 3, 2015 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced plans to commercialize multiple combination DPP® Malaria Assays to identify plasmodium falciparum and other plasmodium infections.

The Company recently completed an externally-funded project comparing the new DPP® Malaria Assay developed by Chembio during the first half of 2015 to the world's leading currently-available POC malaria assay. Based on initial testing, Chembio's recently-developed DPP® Malaria Assay met the major objective of the feasibility project: a ten-fold improvement in sensitivity.

Given these results, Chembio plans to develop and commercialize a family of DPP® Malaria Assays, including both the DPP® Malaria-Ebola Assay developed by Chembio under a research collaboration agreement with the Centers For Disease Control And Prevention (CDC), and also a DPP® Fever Panel Assay to be developed by Chembio under a twelve-month grant from the Paul G. Allen Ebola Program.

Javan Esfandiari, Chembio's Chief Science & Technology Officer, commented, "The results of Chembio's malaria feasibility work demonstrate the advantages of our DPP® technology in providing the high sensitivity required to identify the parasite infection at very low levels. In only six months, we created a DPP® Malaria Assay that can compete against the world's leading POC malaria products."

John Sperzel, Chembio's Chief Executive Officer, commented, "We are extremely pleased with the performance of the DPP® Malaria Assay and believe it will  provide healthcare workers with a new advantage in fighting this serious fever disease.  Based on these results, we are aggressively working toward the development and launch of a new suite of DPP® Malaria Assays, including DPP® Malaria-Ebola Assay, which we expect to begin field-testing in West Africa in 2015, and DPP® Fever Panel Assay (Malaria, Dengue, Ebola, Lassa, Marburg, Chikungunya), which is expected to be ready for field testing in 12 months."

About Malaria
According to the World Health Organization (WHO) 2014 World Malaria Report, malaria occurs in nearly 100 countries and in all six WHO regions. Globally, an estimated 3.2 billion people are at risk of being infected with malaria and developing the disease, and 1.2 billion are at high risk. According to the latest estimate, 198 million cases of malaria occurred in 2013, and sales of rapid diagnostic tests for malaria (i.e., point-of-care tests) reached 319 million tests (up from 46 million tests in 2008). The burden is heaviest in the WHO African Region, where an estimated 90% of all malaria deaths occur, and where children under five years of age account for 78% of all deaths.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assays through distributors.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com